Exhibit 16.1

Disclosure of Mine Safety and Health Administration (MSHA) Safety Data

MFC Industrial Ltd.’s Pea Ridge Mine in the United States is subject to regulation by MSHA under the United States Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects mines and issues various citations and orders when it believes a violation has occurred under the Mine Act, and it typically proposes a civil penalty, or fine, related to the alleged violation.

The following disclosures are provided pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which requires certain disclosures by companies operating mines regulated under the Mine Act and which are required to file periodic reports under the Securities Exchange Act of 1934.

During the year ended December 31, 2013, the Pea Ridge Mine did not receive a written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.

The information in the table below reflects citations and orders issued by MSHA inspectors to the relevant Pea Ridge Mine site during the year ended December 31, 2013. This data may not match or reconcile with the data MSHA maintains on its public website.

In evaluating this information, consideration should be given to factors such as: (a) the number of citations and orders may vary depending on the size, nature of operations and operational status of the mine, (b) the number of citations issued may vary from inspector to inspector and mine to mine, and (c) citations and orders may be contested and appealed, a process which may result in a reduction in severity and amount, or they might be dismissed.

Mine Safety Disclosures

Mine Act Section 104 – Significant and Substantial Citations	1
Mine Act Section 104(b) Orders	-
Mine Act Section 104(d) Citations and Orders	1
Mine Act Section 110(b)(2) Flagrant Violations	-
Mine Act Section 107(a) Imminent Danger Orders	-
Total US$ Value of Proposed MSHA Assessments	$2,912
Total Number of Mining Related Fatalities	-
Received Notice of Pattern of Violations Under Mine Act Section 104(e)	No
Received Notice of Potential to Have Pattern of Violations Under Mine Act Section 104(e)	No
Total number of pending legal actions before the Federal Mine Safety and Health Review Commission (“FMSHRC”)	-
Number of pending contests of citations and orders	-
Number of pending contests of proposed penalties	-
Number of pending complaints for compensation	-
Number of pending complaints of discharge	-
Number of pending applications for temporary relief	-
Number of pending appeals of judges’ decisions or orders to the FMSHRC	-
Total number of legal actions instituted by the FMSHRC	-
Total number of legal actions before the FMSHRC resolved	-